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As filed with the Securities and Exchange Commission on June 15, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRUKER CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3110160 (I.R.S. Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(978) 663-3660
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer
40 Manning Road
Billerica, MA 01821
(978) 663-3660
(Name, address, including zip code, and telephone number, including area code, of agent for service or process)

With a copy to:

Richard M. Stein, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
(617) 345-1000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Primary Offering:

Common Stock, $0.01 par value per share	35,000,000	$7.86	$275,100,000	$15,351

Secondary Offering:

Common Stock, $0.01 par value per share	35,000,000	$7.86	$275,100,000	$15,351

Total	70,000,000		$550,200,000	$30,701

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant's common stock reported on the Nasdaq Global Select Market on June 10, 2009.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not, and the selling stockholders may not, sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 15, 2009

PROSPECTUS

BRUKER CORPORATION

Common Stock

        We may offer and sell, from time to time, up to 35,000,000 primary shares of our common stock. In addition, the selling stockholders named under the heading "Selling Stockholders" in this prospectus may offer and sell, from time to time, up to 35,000,000 secondary shares of our common stock. We will not receive any of the proceeds from the sale of the selling stockholders' shares. Neither we nor the selling stockholders are required to sell any of these shares.

        We or the selling stockholders may offer for sale the shares of our common stock in a number of different ways and at market prices prevailing at the time of sale or at privately negotiated prices, as we more fully describe in the section entitled "Plan of Distribution" in this prospectus. When we or the selling stockholders offer shares of our common stock, we will provide the specific terms of the offerings in supplements to this prospectus. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions, or discount arrangements. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "BRKR." On June 12, 2009, the reported last sale price of our common stock on the Nasdaq Global Select Market was $8.36 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is                , 2009.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may, from time to time, offer and sell up to an aggregate of 35,000,000 primary shares of our common stock, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders named in this prospectus under the caption "Selling Stockholders" may offer and sell, from time to time, in one or more offerings, up to an aggregate of 35,000,000 secondary shares of our common stock.

        Each time we or the selling stockholders offer and sell shares of our common stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under the heading "Where You Can Find More Information" before making an investment decision. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition and results of operations may have changed since then.

        The words "Bruker," "we," "us" and "our" as used in this prospectus refer only to Bruker Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

i

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of this information by mail, at prescribed rates, from the SEC's Public Reference Room at the following location:

United States Securities and Exchange Commission
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

        The SEC allows us to "incorporate by reference" into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act). The SEC file number for all of the incorporated documents is 000-30833.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009

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  Our Definitive Proxy Statement on Schedule 14A, filed on April 6, 2009

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  Our Current Reports on Form 8-K filed on January 14, 2009, March 3, 2009, March 26, 2009, April 16, 2009, April 30, 2009, May 12, 2009 and June 9, 2009, each to the extent "filed" and not "furnished" pursuant to Section 13(a) of the Exchange Act

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed on June 20, 2000, and any amendment or reports filed with the SEC for purposes of updating such description

        All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information "furnished" under Item 2.02 and Item 7.01 of Form 8-K or other information "furnished" to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        You may obtain any of these incorporated documents through us, or from the SEC through the SEC's website at the address noted above. Documents incorporated by reference are available from us

ii

without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference, by requesting them from us in writing or by telephone at the following address:

Investor Relations
Bruker Corporation
40 Manning Road
Billerica, MA 01821
(978) 663-3660

        Documents may also be available on our website in the investor relations section at http://www.bruker.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Certain statements made in this prospectus (including documents incorporated by reference) may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "believes," "anticipates," "plans," "expects," "seeks," "estimates," "should," "will" and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated in the forward-looking statements.

        Potential risks and uncertainties which could adversely affect our ability to obtain these results include, without limitation, the following factors: (a) adverse changes in conditions in the global economy and volatility in the capital markets, (b) the integration of businesses we have acquired or may acquire in the future, (c) changing technologies, (d) product development and market acceptance of our products, (e) the cost and pricing of our products, (f) manufacturing, (g) competition, (h) dependence on collaborative partners and key suppliers, (i) capital spending and government funding policies, (j) changes in governmental regulations, (k) intellectual property rights, (l) litigation and (m) exposure to foreign currency fluctuations.

        For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors" beginning on page 1 of this prospectus. Except as required by law, we are not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

BRUKER CORPORATION

        Bruker is a global designer and manufacturer of proprietary life science and materials research systems and associated products that address the rapidly evolving needs of a diverse array of customers in life science, pharmaceutical, biotechnology and molecular diagnostics research, as well as in materials and chemical analysis in various industries and government applications. Our core technology platforms include X-ray technologies, magnetic resonance technologies, mass spectrometry technologies, optical emission spectroscopy and infrared and Raman molecular spectroscopy technologies. We also manufacture and distribute a broad range of field analytical systems for chemical, biological, radiological, nuclear and explosives, or CBRNE, detection. We also develop and manufacture low temperature and high temperature superconductors and superconducting devices for use in advanced magnet technology, physics research and energy applications. We maintain major technical and manufacturing centers in Europe, North America and Japan and we have sales offices located throughout the world.

        Bruker was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS. In July 2006, we acquired Bruker Optics Inc. In February 2008, we acquired the Bruker BioSpin group of companies and changed our name to Bruker Corporation. Both Bruker Corporation and Bruker BioSpin were majority owned by six affiliated shareholders prior to the February 2008 acquisition. As a result, the acquisition of Bruker BioSpin was considered a business combination of companies under common control and was accounted for at historical carrying values. The financial statements and other financial information incorporated by reference in this prospectus have been prepared on a combined basis and include the financial position and results of operations of Bruker BioSpin as if it had been a part of Bruker Corporation for all periods presented.

        Our five primary operating divisions are Bruker AXS, Bruker BioSpin, Bruker Daltonics, Bruker Optics and Bruker Advanced Supercon. Bruker AXS is in the business of designing, manufacturing and distributing advanced X-ray, spark-OES and AFM instrumentation used in molecular, materials and elemental analysis. Bruker BioSpin is in the business of manufacturing and distributing life science tools based on magnetic resonance technology. Bruker Daltonics is in the business of designing, manufacturing and distributing life-science mass spectrometry instruments and solutions for proteomics, metabolomics and clinical research applications. Bruker Daltonics also designs, manufactures and distributes various analytical instruments for chemical, biological, radiological, nuclear and explosives (CBRNE) detection. Bruker Optics is in the business of designing, manufacturing and distributing research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technologies. Bruker Advanced Supercon develops and produces low temperature superconductors used primarily in magnetic resonance technologies, high-energy physics and nuclear fusion research magnet applications and high temperature superconductors for use in energy and other applications, as well as superconducting devices for these same markets.

        Our principal executive offices are located at 40 Manning Road, Billerica, MA 01821, and our telephone number is (978) 663-3660.

RISK FACTORS

        You should carefully consider the following risks and all of the other information set forth or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. In addition, please read "Special Note About Forward-Looking Statements" where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus.

Risks Related to Our Business

A prolonged downturn in global economic conditions may materially adversely affect our business.

        Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy has entered a recession. We are unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability, and adverse economic conditions throughout the world. These economic developments affect businesses such as ours and those of our customers in a number of ways that could result in unfavorable consequences to us. Current economic conditions or a deepening economic downturn in the United States and elsewhere, or reductions in the level of government funding for scientific research, may cause our current or potential customers to delay or reduce purchases which could, in turn, result in reductions in sales of our products, materially and adversely affecting our results of operations and cash flows. Volatility and disruption of global financial markets could limit our customers' ability to obtain adequate financing to maintain operations and proceed with planned or new capital spending initiatives, leading to a reduction in sales volume that could materially and adversely affect our results of operations and cash flow. In addition, a decline in our customers' ability to pay as a result of the economic downturn may lead to increased difficulties in the collection of our accounts receivable, higher levels of reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

If our products fail to achieve and sustain sufficient market acceptance across their broad intended range of applications, we will not generate expected revenue.

        Our business strategy depends on our ability to successfully commercialize a broad range of products based on our core technology platforms, including X-ray technologies, magnetic resonance technologies, mass spectrometry technologies, vibrational spectroscopy technologies and superconducting magnet technologies for use in a variety of life science, chemistry and materials analysis applications. Some of our products have only recently been commercially launched and have achieved only limited sales to date. The commercial success of our products depends on our obtaining continued and expanding market acceptance of our products by our diverse industrial, academic, medical research and governmental customers around the world. We may fail to achieve or sustain substantial market acceptance for our products across the full range of our intended applications or in one or more of our principal intended applications. Any such failure could decrease our sales and revenue. To succeed, we must convince substantial numbers of potential customers to invest in new systems or replace their existing techniques with X-ray, magnetic resonance, mass spectrometry and vibrational spectroscopy techniques employing our systems. Limited funding available for capital acquisitions by our customers, as well as our customers' own internal purchasing approval policies, could hinder market acceptance of our products. Our intended customers may be reluctant to make the substantial capital investment generally needed to acquire our products or to incur the training and other costs involved with replacing their existing systems with our products. We also may not be able to convince our intended customers that our systems are an attractive and cost-effective alternative to other technologies and systems for the acquisition, analysis and management of molecular information. Because of these and other factors, our products may fail to gain or sustain market acceptance.

Our products compete in markets that are subject to rapid technological change, and one or more of the technologies underlying our products could be made obsolete by new technology.

        The market for discovery and analysis tools is characterized by rapid technological change and frequent new product introductions. Rapidly changing technology could make some or all of our product lines obsolete unless we are able to continually improve our existing products and develop new products. Because substantially all of our products are based on our core technology platforms, including X-ray technologies, magnetic resonance technologies, mass spectrometry technologies, vibrational spectroscopy and superconducting magnet technologies, we are particularly vulnerable to any technological advances that would make certain of these techniques obsolete as the basis for analytical systems in any of our markets. To meet the evolving needs of our customers, we must rapidly and continually enhance our current and planned products and services and develop and introduce new products and services. In addition, our product lines are based on complex technologies which are subject to rapid change as new technologies are developed and introduced in the marketplace. We may have difficulty in keeping abreast of the rapid changes affecting each of the different markets we serve or intend to serve. If we fail to develop and introduce products in a timely manner in response to changing technology, market demands or the requirements of our customers, our product sales may decline, and we could experience significant losses.

If we are unable to make or complete future mergers, acquisitions or strategic alliances as a part of our growth strategy, or integrate recent or future mergers, acquisitions or strategic alliances, our business development may suffer.

        Our strategy potentially includes expanding our technology base through selected mergers, acquisitions and strategic alliances. We may seek to continue to expand our technology base through mergers, acquisitions and strategic alliances. If we fail to effect mergers, acquisitions and strategic alliances, our technology base may not expand as quickly and efficiently as possible. Without such complementary growth from selected mergers, acquisitions and strategic alliances, our ability to keep up with the evolving needs of the markets we serve and to meet our future performance goals could be adversely affected. However, we may not be able to find attractive candidates, or enter into mergers, acquisitions or strategic alliances on terms that are favorable to us, or successfully integrate the operations of companies that we acquire. In addition, we may compete with other companies for these merger, acquisition or strategic alliance candidates, which could make such a transaction more expensive for us. If we are able to successfully identify and complete a merger, acquisition or strategic alliance, it could involve a number of risks, including, among others:

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  the difficulty of coordinating or consolidating geographically separate organizations and integrating personnel with different business backgrounds and corporate cultures;

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  the difficulty of integrating previously autonomous departments in accounting and finance, sales and marketing, distribution, and administrative functions, and expanding and integrating information and management systems;

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  the diversion of resources and management time;

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  the potential disruption of our ongoing business;

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  the potential impairment of relationships with customers as a result of changes in management or otherwise arising out of such transactions; and

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  the significantly increased risk of key management or key employees leaving the acquired companies within the first 1-2 years after the acquisition, including the risk that they may complete with us subsequently.

        If we are not able to successfully integrate acquired businesses, we may not be able to realize all of the cost savings and other benefits that we expect to result from the transactions.

Our business could be harmed if our collaborations fail to advance our product development.

        Demand for our products will depend in part upon the extent to which our collaborations with pharmaceutical, biotechnology and proteomics companies are successful in developing, or helping us to develop, new products and new applications for our existing products. In addition, we collaborate with academic institutions and government research laboratories on product development. We have limited or no control over the resources that any collaborator may devote to our products. Any of our present or future collaborators may not perform their obligations as expected. If we fail to enter into or maintain appropriate collaboration agreements, or if any of these events occur, we may not be able to develop some of our new products, which could materially impede our ability to generate revenue or profits.

We face substantial competition.

        We face substantial competition and we expect that competition in all of our markets will increase further. Currently, our principal competition comes from established companies providing products using existing technologies, including mass spectrometry, X-ray technology, optical emission spectrometry technology, vibrational spectroscopy, CBRNE detection technologies, TD-NMR technologies and other technologies, which perform many of the same functions for which we market our products. Other companies also may choose to enter our fields in the future. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products or that may render our products obsolete. Competition has in the past and is likely in the future to subject our products to pricing pressure. Many of our competitors have more experience in the market and substantially greater financial, operational, marketing and technical resources than we do which could give them a competitive edge in areas such as research and development, production, marketing and distribution. Our ability to compete successfully will depend, in part, on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to, less expensive than, or more cost-effective than, other currently marketed products.

If we are unable to recover significant development costs of one or more of our products or product lines, our business, results of operations and financial condition may suffer.

        We offer and plan to continue to offer a broad product line and incur and expect to continue to incur substantial expenses for the development of new products and enhanced versions of our existing products. Our business model calls for us to derive a significant portion of our revenues each year from products that did not exist in the previous two years. However, we may experience difficulties which may delay or prevent the successful development, introduction and marketing of new products or product enhancements. The speed of technological change in life science and other related markets we serve may prevent us from successfully marketing some or all of our products for the length of time required to recover their often significant development costs. If we fail to recover the development costs of one or more products or product lines, our business, results of operations and financial condition could be harmed.

If we lose our strategic partners, our marketing efforts could be impaired.

        A substantial portion of our sales of selected products consists of sales to third parties who incorporate our products in their systems. These third parties are responsible for the marketing and sales of their systems. We have little or no control over their marketing and sales activities or how they use their resources. Our present or future strategic partners may or may not purchase sufficient quantities of products from us or perform appropriate marketing and sales activities. In addition, if we are unable to maintain our relationships with strategic partners, our business may suffer. Failures by our present or future strategic partners, or our inability to maintain or enter into new arrangements with strategic partners for product distribution, could materially impede the growth of our business and our ability to generate sufficient revenue and profits.

If general health care spending patterns decline, our ability to generate revenue may suffer.

        We are dependent, both directly and indirectly, upon general health care spending patterns, particularly in the research and development budgets of the pharmaceutical and biotechnology industries, as well as upon the financial condition and funding priorities of various governments and government agencies. Since our inception, both we and our academic collaborators and customers have benefited from various governmental contracts and research grants. Whether we or our academic collaborators will continue to be able to attract these grants depends not only on the quality of our products, but also on general spending patterns of public institutions.

Any reduction in the capital resources or government funding of our customers could reduce our sales and impede our ability to generate revenue.

        A significant portion of our sales are capital purchases by our customers. The spending policies of our customers could have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods and changes in the political climate. Any changes in capital spending or changes in the capital budgets of our customers could significantly reduce demand for our products. The capital resources of our life science and other corporate customers may be limited by the availability of equity or debt financing. Any significant decline in research and development expenditures by our life science customers could significantly decrease our sales. In addition, we make a substantial portion of our sales to non-profit and government entities which are dependent on government support for scientific research. Any decline in this support could decrease the ability of these customers to purchase our products.

Our operations are dependent upon a limited number of suppliers and contract manufacturers.

        We currently purchase components used in our products from a limited number of outside suppliers. Our reliance on a limited number of suppliers could result in time delays associated with redesigning a product due to an inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery. Any of these factors could adversely affect our revenues and profitability. For example, we currently purchase key components used in our mass spectrometry, vibrational spectroscopy and X-ray systems from certain suppliers. In particular, Bruker AXS obtains a sophisticated chip for use in its CCD detectors from Fairchild Imaging which, to Bruker AXS' knowledge, is the only source of a chip of this size and quality. The X-ray microanalysis business of Bruker AXS, which manufactures and sells accessories for electron microscopes, is partially dependent on cooperation from larger manufacturers of electron microscopes. Additionally, Bruker Daltonics purchases certain magnets from a single supplier, Varian/Magnex, and also obtains certain key components for the manufacture of its ion traps from Agilent, the sole supplier of these components. Our Bruker-Elemental subsidiary purchases certain optical detectors from a single supplier, PerkinElmer, Inc., the sole supplier of these detector components. Bruker Optics purchases its focal plane array detectors from a single supplier, Lockheed Martin Corporation. Similarly, Bruker BioSpin obtains various components from sole or limited source suppliers and Bruker Advanced Supercon obtains various raw materials and key production equipment from sole or limited source suppliers. There are limited, if any, available alternatives to these suppliers. The existence of shortages of these components or the failure of delivery with regard to these components could have a material adverse effect upon our revenues and margins. In addition, price increases from these suppliers could have a material adverse effect upon our gross margins.

        Because of the scarcity of some components, we may be unable to obtain an adequate supply of components, or we may be required to pay higher prices or to purchase components of lesser quality. Any delay or interruption in the supply of these or other components could impair our ability to manufacture and deliver our products, harm our reputation and cause a reduction in our revenues. In addition, any increase in the cost of the components that we use in our products could make our products less competitive and decrease our gross margins. We may not be able to obtain sufficient quantities of required components on the same or substantially the same terms. Additionally, consolidations among our suppliers could result in other sole source suppliers for us in the future.

Increasing prices of metal raw materials and superconducting wire could adversely affect the gross margins and profitability of our Bruker BioSpin subsidiary, and of our Bruker Advanced Supercon business.

        The last few years have seen sharp increases in the prices for various raw materials, in part due to high demand from developing countries. Both Bruker BioSpin and Bruker Advanced Supercon rely on some of these materials for the production of their products. In particular, for its superconducting magnet production, both for the horizontal and vertical magnet series, Bruker BioSpin relies on the availability of copper, steel and the metallic raw materials for traditional low-temperature superconducting wires. Higher prices for these commodities will increase the production cost of superconducting wires and superconducting magnets and may adversely affect gross margins.

        The prices of copper and certain other raw materials used for superconductors have increased significantly over the last decade. Since copper is a main constituent of low temperature superconductors, this may affect the price of superconducting wire. This type of increase would have an immediate effect on the production costs of superconducting magnets and may negatively affect the profit margins for those products. In addition, an increase in raw material cost affects the production cost of the superconducting wire produced by Bruker Advanced Supercon and of superconducting wire used by Bruker BioSpin.

The emerging risk of liquid helium becoming scarce and significantly more expensive could dampen the demand for NMR, EPR, MRI and FTMS products.

        The demand for helium has risen sharply over the last decade. The superconducting magnets used in magnetic resonance rely on liquid helium for their operation. The high global demand, in combination with a shortage in supply, has caused prices for liquid helium to rise significantly. This has an adverse effect on the operating costs for magnetic resonance equipment, and may dampen demand for NMR, EPR, MRI and FTMS magnets in the future.

Our manufacture and sale of products could lead to product liability claims for which we could have substantial liability.

        The manufacture and sale of our products exposes us to product liability claims if any of our products cause injury or are found otherwise unsuitable during manufacturing, marketing, sale or customer use. In particular, if one of our CBRNE detection products malfunctions, this could lead to civilian or military casualties in a time of unrest, exposing us to increased potential for high-profile liability. If our CBRNE detection products malfunction by generating a false-positive to a potential threat, we could be exposed to liabilities associated with actions taken that otherwise would not have been required. Additionally, the nuclear magnetic resonance, research magnetic resonance imaging, Fourier transform mass spectrometry and certain electron paramagnetic resonance magnets of Bruker BioSpin utilize high magnet fields and cryogenics to operate at approximately 4 Kelvin, the temperature of liquid helium. There is an inherent risk of potential product liability due to the existence of these high magnetic fields, associated stray fields outside the magnet, and the handling of the cryogens associated with superconducting magnets. In addition, the Bruker Daltonics MALDI Biotyper has an IVD-CE mark and is used for the identification of microorganisms. Misidentification or a false-negative of certain bacteria, yeasts or fungi could lead to inappropriate treatment for patients, and could expose Bruker Daltonics to product liability.

        A successful product liability claim brought against us in excess of, or outside the coverage of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. We may not be able to maintain product liability insurance on acceptable terms, if at all, and insurance may not provide adequate coverage against potential liabilities.

Responding to claims relating to improper handling, storage or disposal of hazardous chemicals and radioactive and biological materials which we use could be time consuming and costly.

        We use controlled hazardous and radioactive materials in our business and generate wastes that are regulated as hazardous wastes under United States federal, and Massachusetts, California and Wisconsin state, environmental and atomic energy regulatory laws and under equivalent provisions of law in those jurisdictions in which our research and manufacturing facilities are located. Our use of these substances and materials is subject to stringent, and periodically changing, regulation that can impose costly compliance obligations on us and have the potential to adversely affect our manufacturing activities. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be held liable for any damages that result, in addition to incurring clean-up costs and liabilities, which can be substantial. Additionally, an accident could damage our research and manufacturing facilities resulting in delays and increased costs.

In addition to the risks applicable to our life science and materials analysis products, our CBRNE detection products are subject to a number of additional risks, including lengthy product development and contract negotiation periods and certain risks inherent in long-term government contracts.

        Our CBRNE detection products are subject to many of the same risks associated with our life science products, including vulnerability to rapid technological change, dependence on mass spectrometry and other technologies and substantial competition. In addition, our CBRNE detection products and FT-IR products are generally sold to government agencies under long-term contracts. These contracts generally involve lengthy pre-contract negotiations and product development. We may be required to devote substantial working capital and other resources prior to obtaining product orders. As a result, we may incur substantial costs before we recognize revenue from these products. Moreover, in return for larger, longer-term contracts, our customers for these products often demand more stringent acceptance criteria. These criteria may also cause delays in our ability to recognize revenue from sales of these products. Furthermore, we may not be able to accurately predict in advance our costs to fulfill our obligations under these long-term contracts. If we fail to accurately predict our costs, due to inflation or other factors, we could incur significant losses. Also, the presence or absence of such contracts may cause substantial variation in our results of operations between fiscal periods and, as a result, our results of operations for any given fiscal period may not be predictive of our results for subsequent fiscal periods. The resulting uncertainty may have an adverse impact on our stock price.

We are subject to existing and potential additional regulation and government inquiry, which can impose burdens on our operations and narrow the markets for our products.

        We are subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our operations and markets. For example, exportation of our products, particularly our CBRNE detection products, is subject to strict regulatory control in a number of jurisdictions. The failure to satisfy export control criteria or obtain necessary clearances could delay or prevent shipment of products, which could adversely affect our revenues and profitability. Moreover, the life sciences industry, which is the market for our principal products, has historically been heavily regulated. There are, for example, laws in several jurisdictions restricting research in genetic engineering, which can operate to narrow our markets. Given the evolving nature of this industry, legislative bodies or regulatory authorities may adopt additional regulation that adversely affects our market opportunities. Additionally, if ethical and other concerns surrounding the use of genetic information, gene therapy or genetically modified organisms become widespread, we may have less demand for our products. Our business is also directly affected by a wide variety of government regulations applicable to business enterprises generally and to companies operating in the life sciences industry in particular. We note that, as a result of developing and selling products which are the subject of such regulation, we have been, are, and expect to be in the future, subject to inquiries from the government agencies which enforce these regulations, including the U.S. Department of State, the U.S. Department of Commerce, the U.S. Food and Drug Administration, the U.S. Internal Revenue Service, the U.S. Department of Homeland Security, the U.S. Department of Justice, the Securities and Exchange Commission, the Federal Trade Commission, the U.S. Customs and Border Protection and the U.S. Department of Defense, among others, as well as from state or foreign governments and their departments and agencies. As a result, from time to time, the attention of our management and other resources may be diverted to attend to these inquiries. In addition, failure to comply with these regulations or obtain or maintain necessary permits and licenses could result in a variety of fines or other censures or an interruption in our business operations which may have a negative impact on our ability to generate revenues. Finally, our compliance with existing regulations, such as the Sarbanes-Oxley Act of 2002, may have a material adverse impact on us. Under Section 404 of Sarbanes-Oxley, we are required to evaluate and determine the effectiveness of our internal control structure and procedures for financial reporting. Compliance with this legislation may divert management's attention and resources and cause us to incur significant expense.

Our success depends on our ability to operate without infringing or misappropriating the proprietary rights of others.

        Our commercial success depends on avoiding the infringement of other parties' patents and proprietary rights as well as avoiding the breach of any licenses relating to our technologies and products. Given that there may be patents of which we are unaware, particularly in the U.S. where patent applications are confidential, avoidance of patent infringement may be difficult. Various third-parties hold patents which may relate to our technology, and we may be found in the future to infringe these or other patents or proprietary rights of third parties, either with products we are currently marketing or developing or with new products which we may develop in the future. If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our current or future products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. We may not be able to obtain a license on commercially reasonable terms, if at all, especially if the patent holder is a competitor. In addition, even if we can obtain the license, it may be non-exclusive, which will permit others to practice the same technology licensed to us. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the U.S., these damages could include damages equal to triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing by them or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or license payments they are required to make to the patent holder. Any successful infringement action brought against us may also adversely affect marketing of the infringing product in other markets not covered by the infringement action, as well as our marketing of other products based on similar technology. Furthermore, we will suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any successful infringement action against us may harm our business.

If we are unable to effectively protect our intellectual property, third parties may use our technology, which would impair our ability to compete in our markets.

        Our continued success will depend in significant part on our ability to obtain and maintain meaningful patent protection for our products throughout the world. We rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending or future patent applications may not issue as patents, and any patent previously issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued, or which may be issued to us in the future, may not be sufficiently broad to prevent third parties from producing competing products similar to our products. In addition, the laws of various foreign countries in which we compete may not protect our intellectual property to the same extent as do the laws of the U.S. Failure to obtain adequate patent protection for our proprietary technology could materially impair our ability to be commercially competitive.

        In addition to patent protection, we also rely on the protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and strategic partners upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of this information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse affect on our operating results, financial condition and future growth prospects. Furthermore, others may have, or may in the future independently develop, substantially similar or superior know-how and technology.

We may be involved in lawsuits to protect or enforce our patents that are brought by us which could be expensive and time consuming and, if determined adversely, could adversely affect our patent position.

        In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and diverts our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our common stock.

We are dependent upon various key personnel and must recruit additional qualified personnel for a number of management positions.

        Our success is highly dependent on the continued services of key management, particularly our chief executive officer, Frank H. Laukien, as well as technical and scientific personnel. Our management and other employees may voluntarily terminate their employment with us at any time upon short notice. The loss of the services of any member of our senior management, technical or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Our future success will also depend on our ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. Competition for qualified personnel is intense, particularly in the areas of information technology, engineering and science, and the process of hiring suitably qualified personnel is often lengthy. If we are unable to hire and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced.

We may not be able to maintain our sales and service staff to meet demand for our products and services.

        Our future revenue and profitability will depend in part on our ability to maintain our team of marketing and service personnel. Because our products are technical in nature, we believe that our marketing, sales and support staff must have scientific or technical expertise and experience. Competition for employees with these skills is intense. We may not be able to continue to attract and retain sufficient qualified sales and service people, and we may not be able to maintain and develop an efficient and effective sales, marketing and support department. If we fail to continue to attract or retain qualified people, then our business could suffer.

We plan significant future growth, and there is a risk that we will not be able to manage this growth.

        Our success will depend on the expansion of our operations. Effective growth management will place increased demands on our management, operational and financial resources. To manage our future growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. Our failure to manage this growth effectively could impair our ability to generate revenue or could cause our expenses to increase more rapidly than revenue, resulting in operating losses.

Armed hostilities could constrain our ability to conduct business internationally and could also disrupt our U.S. operations.

        The current world unrest, or the responses of the United States, may lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States. These attacks or armed conflicts may affect our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, our supply chain, our production capability, our insurance premiums or the ability to purchase insurance and our ability to deliver our products to our customers. The consequences of these risks are unpredictable, and their long-term effect upon us is uncertain.

We may be unable to integrate successfully the businesses of Bruker BioSpin and the combined company may not realize the anticipated benefits of the acquisition because of integration difficulties and other challenges.

        The success of our combination with Bruker BioSpin will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the business of Bruker BioSpin with the business of Bruker Corporation. Our success in realizing these benefits and the timing of this realization depends upon the successful integration of the operations of Bruker BioSpin. The difficulties of combining the operations of the companies of Bruker BioSpin with those of Bruker Corporation's other operating subsidiaries, include, among others:

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  consolidating research and development operations while preserving the research and development activities and important relationships of each of the operating subsidiaries;

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  retaining key employees;

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  consolidating corporate and administrative infrastructures;

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  integrating and managing the technology of the companies; and

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  minimizing the diversion of management's attention from ongoing business concerns.

        It is possible that the integration process could result in the loss of key employees, the disruption or interruption of, or the loss of momentum in, Bruker's ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers and employees or our ability to achieve the anticipated benefits of the combination, or could reduce our earnings or otherwise adversely affect the business and financial results of the combined company.

Bruker BioSpin operates in a mature market and has achieved a high market share and, as a result, the potential for future growth may be limited.

        The markets for NMR, MRI and EPR are well established. Bruker BioSpin has high market share and, as a result, future growth may be limited to the growth of the overall market for NMR, research MRI and EPR products. While this growth has been steady when measured over long time periods, future growth may depend on new applications developed by academic and industrial customers, and in most cases is outside our control.

Bruker BioSpin has always operated as a private company and may not yet have in place the financial organization, reporting and controls necessary for a public company.

        Since its formation, Bruker BioSpin has always operated as a private company and prior to its acquisition had never put in place the financial organization, reporting and controls which are required for a U.S. public company. The cost of implementing this type of financial organization, reporting and controls may be significant, and compliance with U.S. public company requirements, including those implemented as part of the Sarbanes-Oxley Act of 2002, may have an adverse effect on the operations of the combined company. If those limitations caused us to miss a reporting deadline or otherwise not comply with an applicable law or regulation, we might, among other things, be unable to use a Form S-3 registration statement for twelve months, have a material weakness in our internal controls or violate our bank covenants.

We derive a significant portion of our revenue from international sales and are subject to the risks of doing business in foreign countries.

        International sales account and are expected to continue to account for a significant portion of our total revenues. Our international operations are, and will continue to be, subject to a variety of risks associated with conducting business internationally, many of which are beyond our control. These risks, which may adversely affect our ability to achieve and maintain profitability and our ability to sell our products internationally, include:

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  changes in foreign currency exchange rates;

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  changes in regulatory requirements;

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  legislation and regulation, including tariffs, relating to the import or export of high technology products;

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  the imposition of government controls;

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  political and economic instability, including international hostilities, acts of terrorism and governmental restrictions, inflation, trade relationships and military and political alliances;

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  costs and risks of deploying systems in foreign countries;

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  compliance with export laws and controls in multiple jurisdictions;

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  limited intellectual property rights; and

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  the burden of complying with a wide variety of complex foreign laws and treaties, including unfavorable labor regulations, specifically those applicable to our European operations, as well as U.S. laws affecting the activities of U.S. companies abroad.

        While the impact of these factors is difficult to predict, any one or more of these factors could adversely affect our operations in the future.

We may lose money when we exchange foreign currency received from international sales into U.S. dollars.

        A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We recognize foreign currency gains or losses arising from our operations in the period incurred. In addition, currency fluctuations could cause the price of our products to be more or less competitive than our principal competitors' products. Currency fluctuations will increase or decrease our cost structure relative to those of our competitors which could lessen the demand for our products and affect our competitive position. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. From time to time we enter into certain hedging transactions and/or option and foreign currency exchange contracts which are intended to offset some of the market risk associated with our sales denominated in foreign currencies. We cannot predict the effectiveness of these transactions or their impact upon our future operating results, and from time to time they may negatively affect our quarterly earnings.

Our reported financial results may be adversely affected by fluctuations in currency exchange rates.

        Our exposure to currency exchange rate fluctuations results primarily from the currency translation exposure associated with the preparation of our consolidated financial statements and from the transaction exposure associated with transactions of our subsidiaries that are denominated in a currency other than the respective subsidiary's functional currency. While our financial results are reported in U.S. Dollars, the financial statements of many of our subsidiaries outside the United States are prepared using the local currency as the functional currency. During consolidation, these results are translated into U.S. Dollars by applying appropriate exchange rates. As a result, fluctuations in the exchange rate of the U.S. Dollar relative to the local currencies in which our foreign subsidiaries report therefore could cause significant fluctuations in our reported results. Moreover, as exchange rates vary, revenue and other operating results may differ materially from our expectations.

        Additionally, to the extent monetary assets and liabilities, including debt, are held in a different currency than the reporting subsidiary's functional currency, fluctuations in currency exchange rates may have a significant impact on our reported financial results, and may lead to increased earnings volatility. We may record significant gains or losses related to both the translation of assets and liabilities held by our subsidiaries into local currencies and the remeasurement of inter-company receivables and loan balances.

Our debt may adversely affect our cash flow and may restrict our investment opportunities or limit our activities.

        In connection with the Bruker BioSpin acquisition we incurred $351.0 million of debt under a new credit facility, of which approximately $178.1 million remained outstanding at March 31, 2009. Our leverage could have negative consequences, including increasing our vulnerability to adverse economic and industry conditions, limiting our ability to obtain additional financing and limiting our ability to acquire new products and technologies through strategic acquisitions.

        Our ability to satisfy our obligations depends on our future operating performance and on economic, financial, competitive and other factors beyond our control. Our business may not generate sufficient cash flow to meet these obligations. If we are unable to service our debt or obtain additional financing, we may be forced to delay strategic acquisitions, capital expenditures or research and development expenditures. We may not be able to obtain additional financing on terms acceptable to us or at all.

        Additionally, the agreements governing our debt require that we maintain certain financial ratios related to maximum leverage and minimum interest coverage, and contain affirmative and negative covenants that restrict our activities by, among other limitations, limiting our ability to make certain payments; incur additional debt; incur certain liens; make certain investments, including derivative agreements; merge, consolidate, sell or transfer all or substantially all of our assets; and enter into certain transactions with affiliates.

        Our ability to comply with these financial restrictions and covenants is dependent on our future performance, which is subject to prevailing economic conditions and other factors, including factors that are beyond our control such as foreign exchange rates and interest rates. Our failure to comply with any of these restrictions or covenants may result in an event of default under the applicable debt instrument, which could permit acceleration of the debt under that instrument and require us to prepay that debt before its scheduled due date.

Goodwill and other intangible assets are subject to impairment.

        As a result of our acquisitions we have recorded goodwill and other intangible assets which must be periodically evaluated for potential impairment. We assess the realizability of the reported goodwill and other intangible assets annually, as well as whenever events or changes in circumstances indicate that the assets may be impaired. These events or circumstances generally include operating losses or a significant decline in the earnings associated with the reporting segment these acquisitions are reported within. A decline in our stock price and market capitalization may also cause us to consider whether goodwill and other intangible assets may require an impairment assessment. Our ability to realize the value of the goodwill will depend on the future cash flows of the reporting segment in addition to how well we integrate the businesses acquired.

Various international tax risks could adversely affect our earnings.

        We are subject to international tax risks. Distributions of earnings and other payments received from our subsidiaries may be subject to withholding taxes imposed by the countries where they are operating or are formed. If these foreign countries do not have income tax treaties with the United

States or the countries where our subsidiaries are incorporated, we could be subject to high rates of withholding taxes on these distributions and payments. We could also be subject to being taxed twice on income related to operations in these non-treaty countries. Because we are unable to reduce the taxable income of one operating company with losses incurred by another operating company located in another country, we may have a higher foreign effective income tax rate than that of other companies in our industry. The amount of the credit that we may claim against our U.S. federal income tax for foreign income taxes is subject to many limitations which may significantly restrict our ability to claim a credit for all of the foreign taxes we pay.

        We currently have reserves established on the statutory books of certain international locations. Within our audited consolidated financial statements, which have been prepared under U.S. generally accepted accounting principles, the potential tax liabilities associated with these reserves have been recorded as long-term deferred tax liabilities. If these reserves are challenged, and we are unable to successfully defend the need for such reserves, these liabilities could become current resulting in a negative impact to our anticipated cash flows from operations over the next twelve months.

Risks Related to our Common Stock

The unpredictability and fluctuation of our quarterly results may adversely affect the trading price of our common stock.

        Our revenues and results of operations have in the past and may in the future vary from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

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  the timing of sales of our products and services;

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  the timing of recognizing revenue and deferred revenue under U.S. GAAP;

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  changes in our pricing policies or the pricing policies of our competitors;

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  increases in sales and marketing, product development or administration expenses;

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  the mix of services provided by us and third-party contractors;

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  our ability to attain and maintain quality levels for our products;

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  costs related to acquisitions of technology or businesses; and

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  the effectiveness of transactions entered into to hedge the risks associated with foreign currency and interest rate fluctuations.

        Historically, we have experienced a decrease in revenue in the first, second and third quarters of each fiscal year relative to the prior fourth quarter, which we believe is due to our customers' budgeting cycles. These seasonal fluctuations may increase in the future as a result of the acquisition of Bruker BioSpin in February 2008. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in some future quarters, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Existing stockholders have significant influence over us.

        As of June 11, 2009, our majority stockholders, including our Chairman, President and Chief Executive Officer Frank Laukien, Director and Senior Vice President Dirk Laukien, Director and Chief Operating Officer of Bruker BioSpin Joerg Laukien and other Laukien family members owned, in the aggregate, approximately 69% of our outstanding common stock. As a result, these stockholders will be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these stockholders.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter and bylaws, as well as Delaware law.

        Provisions in our certificate of incorporation, as amended, and our bylaws, as well as Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation, as amended, and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

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  staggered board of directors, where stockholders elect only a minority of the board each year;

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  advance notification procedures for matters to be brought before stockholder meetings;

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  a limitation on who may call stockholder meetings; and

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  the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

Future or anticipated sales of our stock may impact its market price.

        Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. The number of shares of common stock covered by this prospectus is equal to approximately 43% of the currently outstanding shares of our common stock. We cannot predict the effect that market sales of such a large number of shares would have on the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

USE OF PROCEEDS

        Except as otherwise may be described in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds from the sale of the offered primary shares to our general funds. These funds will be used for general corporate purposes, including capital expenditures, repayment of long term and short term debt, working capital and the financing of future acquisitions. We may also invest funds which are not required immediately in short-term marketable securities.

        We will not receive any proceeds from the sale of secondary shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        We are registering for resale certain shares of our common stock. The term "selling stockholder" includes the stockholders listed below and their transferees, pledges, donees or other successors. Each of the selling stockholders may sell some, all or none of his or her shares of common stock that may be offered under this prospectus and is under no obligation to sell any of his or her shares.

        Our five largest stockholders are Frank H. Laukien, Dirk D. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien and Marc M. Laukien. Dirk Laukien, Isolde Laukien-Kleiner and Marc Laukien are the selling stockholders in this offering. Dirk Laukien is a director and Senior Vice President of Bruker and the President of our Bruker Optics subsidiary. Isolde Laukien-Kleiner and Marc Laukien are not actively involved with Bruker, and are not employees, members of management or directors of Bruker. Frank Laukien, our Chairman, President and Chief Executive Officer, and Joerg Laukien, a director and Chief Operating Officer of our Bruker BioSpin subsidiary, are not registering any shares of common stock for resale under this prospectus.

        Based solely upon information furnished to us by the selling stockholders, the following table sets forth the name of each selling stockholder and, as of June 11, 2009, the number and percentage of shares of common stock beneficially owned by each selling stockholder and the number of shares being registered for sale by each selling stockholder. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. You should consider the following points as you read the information in the table:

  •
  The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. In addition, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the applicable date, whether upon the exercise of options or otherwise.

  •
  The percentage of our common stock outstanding before the offering is based on 164,083,675 shares of our common stock outstanding as of June 11, 2009, and the percentage of our common stock outstanding after the offering assumes the sale by us of all 35,000,000 newly issued primary shares of our common stock that may be offered under this prospectus.

  •
  The number of shares and percentage of outstanding common stock to be owned by the selling stockholders after completion of this offering assumes that each selling stockholders will sell all of his or her shares of common stock registered for resale under this prospectus.

				Shares of Common Stock Beneficially Owned Upon Completion of the Offering
	Shares of Common Stock Beneficially Owned Prior to the Offering
			Number of Shares Being Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage
Dirk Laukien(1)	22,266,147	13.6%	14,220,000	8,046,147	4.0%
2700 N. Crescent Ridge Drive The Woodlands, Texas 77381
Isolde Laukien-Kleiner	17,160,160	10.5%	9,080,000	8,080,160	4.1%
Lichtentaler Allee 68 D-76530 Baden-Baden, Germany
Marc Laukien	14,506,348	8.8%	11,700,000	2,806,348	1.4%
809 Harbour Isles Ct. North Palm Beach, FL 33410

Totals	53,932,655	32.9%	35,000,000	18,932,655	9.5%

(1)
Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000

 PLAN OF DISTRIBUTION

        Either we or any selling stockholder may sell the common stock in one or more of the following ways from time to time:

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  through agents to the public or to investors;

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  to dealers or underwriters for resale to the public or to investors;

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  directly to investors; or

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  through a combination of any of these methods of sale.

        We will set forth in a prospectus supplement the terms of that particular offering of common stock, including:

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  the name or names of any agents or underwriters;

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  the purchase price of the common stock being offered and the net proceeds we or the selling stockholders will receive from the sale;

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  any over-allotment options under which underwriters may purchase additional shares from us or the selling stockholders;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  the initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act.

Agents

        We, or any selling stockholder, may designate agents who agree to use their reasonable efforts to solicit purchases of shares of our common stock for the period of their appointment or to sell our common stock on a continuing basis.

Underwriters

        If we, or any selling stockholder, use underwriters for a sale of shares of our common stock, the underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. Subject to such conditions, the underwriters will be obligated to purchase all the shares offered if they purchase any of such shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

        We, or any selling stockholder, may also sell shares directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Delayed Delivery Contracts

        We, or any selling stockholder, may authorize agents and underwriters to solicit offers to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commissions payable for solicitation of those contracts.

        The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

Other

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents who may be deemed to be underwriters as defined in the Securities Act and will describe their compensation. We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents or their affiliates may be customers of, engage in transactions with or perform services for us or the selling stockholders in the ordinary course of business.

        We will bear 25%, and the selling stockholders will bear 75%, of all costs, expenses and fees associated with the registration of the shares of common stock. The selling stockholders will bear the external costs, fees and expenses, including all commissions, brokerage fees and discounts, associated with the sale of shares of common stock owned by them.

LEGAL MATTERS

        Certain legal matters will be passed on for Bruker by Nixon Peabody LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Bruker Corporation appearing in our most recent Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Bruker Corporation's internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the aggregate estimated expenses, other than underwriting discounts and commissions, currently anticipated to be payable by the Registrant and the selling stockholders in connection with the sale of the securities being registered hereby. Expenses shall be allocated as set forth under the heading "Plan of Distribution." All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$30,701
Printing expenses	5,000
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	2,000
Total	$77,701

Item 15.    Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Section 102(b)(7) of the Delaware Corporation Law provides that a corporation may in its Certificate of Incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability

(i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of our Amended Certificate of Incorporation eliminates such personal liability.

        Article 10 of our By-laws requires that we indemnify any person who is or was serving as our director or officer who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as our director, officer, employee or agent or was serving at our request as a director, officer, employee or agent of any other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any action or suit by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

        The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware Corporation Law, Article Tenth of our Amended Certificate of Incorporation and Article 10 of our By-laws.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

        The following exhibits are filed herewith or incorporated by reference.

Exhibit Number	Exhibit Description	Incorporated by Reference
3.1	Amended Certificate of Incorporation of Bruker Corporation	Annual Report on Form 10-K for the year ended December 31, 2007, filed March 17, 2008
3.3	Bylaws of Bruker Corporation	Form S-1, declared effective August 3, 2000
5.1	Opinion of Nixon Peabody LLP	Filed herewith
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1)	Filed herewith
23.2	Consent of Ernst & Young LLP	Filed herewith
24.1	Powers of Attorney	Included on the signature page hereto

Item 17.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

        individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (5)
    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts on June 15, 2009.

BRUKER CORPORATION
By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank H. Laukien and William J. Knight, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and to file same, with all exhibits thereto and, other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ FRANK H. LAUKIEN Frank H. Laukien	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 15, 2009
/s/ WILLIAM J. KNIGHT William J. Knight	Chief Financial Officer (Principal Financial Officer)	June 15, 2009
/s/ BRIAN P. MONAHAN Brian P. Monahan	Chief Accounting Officer (Principal Accounting Officer)	June 15, 2009
/s/ COLLIN J. D'SILVA Collin J. D'Silva	Director	June 15, 2009

Name	Title	Date

/s/ WOLF-DIETER EMMERICH, PH.D. Wolf-Dieter Emmerich, Ph.D.	Director	June 15, 2009
/s/ STEPHEN W. FESIK, PH.D. Stephen W. Fesik, Ph.D.	Director	June 15, 2009
/s/ BRENDA J. FURLONG Brenda J. Furlong	Director	June 15, 2009
/s/ TONY W. KELLER, PH.D. Tony W. Keller, Ph.D.	Director	June 15, 2009
/s/ RICHARD D. KNISS Richard D. Kniss	Director	June 15, 2009
/s/ DIRK D. LAUKIEN, PH.D. Dirk D. Laukien, Ph.D.	Director	June 15, 2009
/s/ JOERG C. LAUKIEN Joerg C. Laukien	Director	June 15, 2009
/s/ WILLIAM A. LINTON William A. Linton	Director	June 15, 2009
/s/ RICHARD A. PACKER Richard A. Packer	Director	June 15, 2009
/s/ RICHARD M. STEIN Richard M. Stein	Director	June 15, 2009
/s/ BERNHARD WANGLER Bernhard Wangler	Director	June 15, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
3.1	Amended Certificate of Incorporation of Bruker Corporation	Annual Report on Form 10-K for the year ended December 31, 2007, filed March 17, 2008
3.3	Bylaws of Bruker Corporation	Form S-1, declared effective August 3, 2000
5.1	Opinion of Nixon Peabody LLP	Filed herewith
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1)	Filed herewith
23.2	Consent of Ernst & Young LLP	Filed herewith
24.1	Powers of Attorney	Included on the signature page hereto